Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:

Raphael Gross

203-682-8253

investors@frgi.com

Fiesta Restaurant Group, Inc. Receives the Requisite Consents Pursuant to its Tender Offer and Consent Solicitation for its Outstanding 8.875% Senior Secured Second Lien Notes Due 2016

Addison, TX – (Businesswire) – November 26, 2013 - Fiesta Restaurant Group, Inc. (“Fiesta” or the “Company”) (NASDAQ: FRGI), the owner, operator, and franchisor of the Pollo Tropical® and Taco Cabana® fast-casual restaurant brands, today announced that Fiesta has received the requisite tenders and consents from holders of its 8.875% Senior Secured Second Lien Notes due 2016 (the “Notes”) to amend the indenture governing such Notes. On November 12, 2013, Fiesta commenced its cash tender offer and consent solicitation relating to the Notes pursuant to an Offer to Purchase and Consent Solicitation Statement, dated November 12, 2013, and a related Consent and Letter of Transmittal, which more fully set forth the terms and conditions of the tender offer and consent solicitation. The consent solicitation expired at 5:00 p.m., New York City time, on Monday, November 25, 2013. Tenders may no longer be withdrawn and consents may no longer be revoked. Holders who tender after 5:00 p.m. New York City time, on Monday, November 25, 2013 will not be entitled to the consent payment. As of the expiration of the consent solicitation, holders of approximately $122.7 million of Notes, representing 61.3% of the outstanding principal amount of the Notes, had tendered their Notes and consented to the proposed amendments to the indenture governing the Notes.

Fiesta and The Bank of New York Mellon Trust Company, N.A., the trustee under the indenture governing the Notes, have entered into a supplemental indenture that amends the indenture. The supplemental indenture became effective upon execution by Fiesta and The Bank of New York Mellon Trust Company, N.A. on November 26, 2013. The amendments became operative when the Notes that had been validly tendered on or prior to the expiration of the consent solicitation were accepted for payment and paid for by Fiesta pursuant to the terms of the tender offer on November 26, 2013. The amendments, among other things, eliminate a significant portion of the restrictive covenants, eliminate certain events of default and amend the number of days prior to any redemption date that Fiesta must send a notice of redemption. The amendments to the indenture are binding upon the holders of Notes not tendered into the tender offer.

The tender offer and consent solicitation, which expires at 12:01 a.m., New York City time, on December 11, 2013, continue to be subject to the satisfaction of certain conditions, including (i) the Financing Condition, which requires (a) the consummation of a public offering of up to $100,000,000 of Fiesta’s common stock (including an option to purchase from Fiesta and certain selling stockholders up to a number of additional shares of Fiesta common stock equal to 15% of the number of Fiesta common stock offered by Fiesta in the public offering), which has been complied with; and (b) completion by Fiesta of a new senior secured revolving credit facility of Fiesta, which condition has been waived in connection with the payment for the tendered Notes; and (ii) the Documentation Condition, which requires that the supplemental indenture implementing the proposed amendments must have been executed.

Wells Fargo Securities, LLC is acting as dealer manager and solicitation agent for the tender offer and the consent solicitation. The tender agent and information agent for the tender offer is D.F. King & Co., Inc.

Questions regarding the tender offer and consent solicitation may be directed to Wells Fargo Securities, Liability Management Group, at (866) 309-6316 (toll free) or (704) 410-4760 (collect). Requests for copies of the Offer to Purchase and Consent Solicitation Statement or other tender offer materials may be directed to D.F. King & Co., Inc., telephone number (800) 431-9645 (toll free) and (212) 269-5550 (for banks and brokers) or by e-mail at fiesta@dfking.com.

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the Notes. This press release also is not a solicitation of consents to the proposed amendments to the indenture. The tender offer and consent solicitation are being made solely by means of the tender offer and consent solicitation documents, including the Offer to Purchase and Consent Solicitation Statement, dated November 12, 2013, and the related Consent and Letter of Transmittal, that Fiesta is distributing to holders of Notes. The tender offer and consent solicitation are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

About Fiesta Restaurant Group, Inc.

Fiesta Restaurant Group, Inc. owns, operates and franchises the Pollo Tropical® and Taco Cabana® restaurant brands with 310 restaurants in the U.S and internationally as of September 29, 2013. The brands specialize in the operation of fast-casual, ethnic restaurants that offer distinct and unique flavors with broad appeal at a compelling value. Both brands feature made-from-scratch cooking, fresh salsa bars, and drive-thru service and catering. For more information about Fiesta Restaurant Group, Inc., visit the corporate website at www.frgi.com.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Fiesta’s expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects”, “intends” or similar expressions. In addition, expressions of Fiesta’s strategies, intentions or plans, are also forward-looking statements. Such statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond Fiesta’s control. Investors are referred to the full discussion of risks and uncertainties as included in Fiesta’s filings with the Securities and Exchange Commission.

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